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                                                                   EXHIBIT 10.24


February 18, 1998



Ulysses G. Auger, II
President
CAIS, Inc.
1232 22nd St. N.W.
Washington, D.C.n  20037

     Re:  Microsoft/CAIS collaboration on IPORT market trials

Dear Ulysses:

     This letter of agreement ("LOA") will confirm the agreement and understanding of CAIS, Inc.("CAIS") and Microsoft Corporation ("Microsoft") (collectively, the "Parties", and singly, a "Party"), with respect to their collaboration (the "Relationship") in sponsoring the beta trials of Atcom, Inc.'s ("Atcom") high speed internet access project, commonly referred to as IPORT (the "Market Trials"). The Parties acknowledge that each is working with Atcom, under separate contractual arrangements, with respect to certain other elements of the Market Trials.

     In addition to the Parties' independent commitments to collaborate with Atcom regarding the Market Trials through their respective technological and implementational commitments, Microsoft and CAIS each shall contribute the following additional resources in an effort to successfully implement the Market Trials.

     A. Microsoft's Role. Microsoft's role in the Relationship includes the following:

          1. Microsoft has made a significant financial contribution toward the overall project costs of implementing the Market Trials.

          2. Microsoft has agreed to work with Atcom to license certain software and other intellectual property rights to Atcom for use in connection with the Market Trials. Microsoft and Atcom are separately negotiating such license and other terms.

          3. Microsoft has agreed to contribute significant marketing and promotional services as an in-kind contribution toward the implementation of the Market Trials. Such contributions include advertising and marketing services, financial contributions toward marketing and promotional costs, corporate marketing efforts and related efforts. Microsoft shall take the lead role in marketing the Market Trials.

          4. Microsoft shall, as it deems appropriate, include and reference OverVoice in future IPORT white papers, marketing and other materials as a co-sponsor of the Market Trials. Following completion of the Market Trials, Microsoft would, as it deems appropriate, promote CAIS's OverVoice system as one of a limited number of solutions through which the IPORT system may be available to hotels.

          5. Microsoft has also agreed to contribute certain computer and networking equipment to be used in the physical Market Trial locations.
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     B.  CAIS' Role.  CAIS' role in the Relationship includes the following elements:

          1. CAIS has agreed to work with Atcom in the implementation of the physical resources required for the Market Trials. In this role, CAIS will act as an integrator to deliver the Market Trials. CAIS and Atcom are separately negotiating the terms of their respective commitments.

          2. CAIS has agreed to provide certain in-kind goods and services, including wiring services and related equipment in the physical Market Trial locations.

          3. CAIS will participate in and support marketing and advertising efforts associated with the Market Trials.

          The Parties acknowledge that third party sponsors and/or contributors may subsequently join and participate in the sponsorship of the Market Trials. The contributions of such third parties shall be documented as mutually agreed at the time of participation.

     Limitation of Liability.  In no event shall either Party be liable to the
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other Party for consequential damages of any sort or kind whatsoever, including without limitation indirect, special, consequential, and/or punitive, resulting from or arising out of this Letter Agreement or the Market Trials.

     The Parties acknowledge that they are independent contractors; neither party has any actual or implied authority to act on behalf of or to otherwise bind the other. If the provisions of this LOA meet with your approval, please indicate your acceptance by signing a copy of this letter in the space provided below and returning it to me at your earliest convenience.


                                 Sincerely,

                                 MICROSOFT CORPORATION


                                 /s/ Stan Julien
                                -------------------
                                    Stan Julien

                                 HOSPITALITY INDUSTRY MANAGER
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                                 Title

Acknowledged and Agreed:

CAIS, INC.

/s/ Ulysses G. Auger, II
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Ulysses G. Auger, II

President
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Title

2/26/98
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Date